Exhibit 99.1

PENN VIRGINIA ANNOUNCES ACCRETIVE ACQUISITION IN CORE AREA AND PROVIDES OPERATIONAL UPDATE ON SIGNIFICANT WELL RESULTS

— Increases Core Net Leasehold Position and Net Drilling Inventory By 13% and 17%, Respectively —

— Strong Well Results Ahead of Type Curve to Drive Early 2018 Production—

HOUSTON, January 2, 2018 — Penn Virginia Corporation (“Penn Virginia” or the “Company”) (NASDAQ: PVAC) today announced that it has entered into a definitive agreement to acquire assets in the Eagle Ford Shale, primarily in Gonzales and Lavaca Counties, from Hunt Oil Company (“Hunt”) for $86 million in cash, subject to customary post-closing adjustments. The Company anticipates the acquisition will close on or before March 1, 2018, with an effective date of October 1, 2017. The acquisition is expected to be funded with borrowings under the Company’s credit facility.

Transaction Highlights:

•	Expands the Company’s core net leasehold position by approximately 13%, or 9,700 net acres (substantially all acreage is held by production) in Area 1, of which 5,700 net acres are currently operated by Penn Virginia. The Company’s operated net Eagle Ford acreage will increase from 93% to more than 99% as a result of the transaction;

•	Includes production of approximately 1,870 barrels of oil equivalent per day (“BOEPD”), of which approximately 89% is oil and 75 de-risked net lower Eagle Ford locations;

•	Adds PDP reserves of approximately 3.8 million barrels of oil equivalent (“MMBOE”), of which approximately 86% is oil; total resource potential is estimated at more than 29 MMBOE;

•	Provides economies of scale which will increase the Company’s cash operating margin since no additional G&A or drilling rigs are required to capture value; and

•	Accretive to Penn Virginia under all measures, including earnings, cash flow and net asset value per share. Acquiring acreage at an estimated price of approximately $2,100 per net acre, including net production value of approximately $65.5 million ($35,000 per flowing BOEPD).

Penn Virginia Pre-acquisition and Post-acquisition

All numbers are approximate	Pre- Acquisition Penn Virginia		Acquisition		Post- Acquisition Penn Virginia (5)	Percent Change
Net production (BOEPD)	12,200	(1)	1,870	(2)	14,070	15%
Oil - percent of BOEPD	72	%(1)	89	%(2)	74%	2%
Net acreage(3)	75,800		9,700		85,500	13%
Gross drilling inventory(3)	605		—		605	—
Net drilling inventory(3)	454		75		529	17%
Net treatable lateral length(4)	2.8 MM feet		0.45 MM feet		3.25 MM feet	16%

(1)	Average production for the month of October 2017.
(2)	Average production for the month of September 2017.

(3)	Pre-acquisition Penn Virginia net acreage and drilling inventory as of September 30, 2017.
(4)	Represents total treatable lateral length in net drilling inventory.
(5)	Metrics represent direct impact of acquisition as shown but does not necessarily represent the Company’s results for future periods.

John A. Brooks, President and Chief Executive Officer of Penn Virginia, commented, “This bolt-on acquisition is an excellent fit at an attractive price, increasing our working interest in properties we already own but did not operate. It will establish the Company as operator in 99% of its Eagle Ford assets and improve our ability to optimize our development plan across Area 1. The production is nearly 90% crude oil like most of Penn Virginia’s acreage in Area 1, which receives premium LLS pricing as compared to WTI. The acquisition will increase our net drilling inventory by 17% while requiring no additional G&A expense. Through the combination of increased production and working interest provided by the acquisition, we anticipate full year 2018 production to grow approximately 120% from 2017, and have revised guidance accordingly.”

Operational Update

Penn Virginia recently turned to sales the four-well Rhino Hunter pad, in which the Company will hold a 80.5% working interest (post Hunt acquisition). Combined, the four-well pad had a 24-hour initial production rate (“IP”) of 4,455 BOEPD. This IP represents 110% of the Company’s Area 1 type curve. Penn Virginia also turned to sales the three-well Oryx Hunter pad. Combined, the three-well pad had a 24-hour IP of 2,681 BOEPD and is producing at 95% of the Company’s Area 1 type curve. The Company will have a 81.8% working interest (post Hunt acquisition) in all three wells. Additionally, Penn Virginia recently turned to sales the two-well Geo Hunter pad, which was Penn Virginia’s second test of its slickwater completion design in Area 2. The two-well pad had a preliminary 24-hour IP of 5,465 BOEPD and is producing at 120% of the Company’s Area 2 type curve. The Company has a 93.17% working interest in both wells. All wells were completed in the lower Eagle Ford Shale.

The Company is currently running a three-rig drilling program and is encouraged by improvements made to drilling times since contracting three new drilling rigs in the latter half of 2017. In Area 1, Penn Virginia is actively drilling its third well on the three-well Dubose pad. Drilling and completion of the pad is expected to be completed in early 2018. Two rigs are active in Area 2, where the Company is currently drilling on the three-well McCreary-Technik pad and preparing to commence drilling operations on the three-well Medina pad.

Updated Pro Forma Guidance

The table below sets forth the Company’s operational pro forma guidance for 2018, which has been updated to reflect the acquisition of the Hunt acreage, assuming the acquisition closes on March 1, 2018.

	2018
Production (BOEPD)
Full Year	22,000 – 25,000	74	% oil

Full Year Capital Expenditures (millions)	$320 - $360

•	Due to the Hunt acquisition, the Company’s working interest in Area 1 will increase from 58% to 77% across 39,500 acres. As a result, the Company expects production growth for the full year of 2018 to be approximately 120% over 2017 levels. The Company’s capital expenditures for 2018 are also projected to be higher due to anticipated drilling on the acquired Hunt acreage.

•	The Company currently plans to maintain a three-rig drilling program throughout 2018 and expects to spend within cash flow by year-end 2018.

Acquisition Financing

The Company expects to finance the Hunt acquisition with borrowings under the Company’s credit facility. In addition, Penn Virginia is in discussions with its bank lending group to further amend and increase its credit facility beyond the current borrowing base of $237.5 million. Consistent with Penn Virginia’s strategy to hedge production, upon closing the Company expects to hedge a significant portion of the oil production associated with the Hunt acquisition. Prior to any additional hedging associated with the acquisition, approximately 50% of the Company’s estimated oil production for 2018 is hedged.

The Company is committed to maintaining financial discipline and a strong balance sheet with a targeted net debt to EBITDAX ratio of 1.5x or below. Penn Virginia believes it will achieve that level by the end of 2018. Additionally, the Company still expects to spend within cash flow by year-end 2018.

Presentation

An updated investor presentation has been posted to the Company’s website at www.pennvirginia.com/news-media/presentations.

About Penn Virginia Corporation

Penn Virginia Corporation is an independent oil and gas company engaged in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in the Eagle Ford Shale in south Texas. For more information, please visit our website at www.pennvirginia.com.

Cautionary Statements

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms in this news release, such as total resource potential, that the SEC’s rules strictly prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain. We also note that the SEC strictly prohibits us from aggregating proved, probable and possible reserves (3P) in filings with the SEC due to the different levels of certainty associated with each reserve category.

The estimates and guidance presented in this release are based on assumptions of capital expenditure levels, prices for oil, natural gas and NGLs, current indications of supply and demand for oil, well results and operating costs. IP-24 production results might not be indicative of production over longer periods in the life of the well. Data regarding acreage that is expected to be acquired is based on currently available information about such acreage, including reserves and production, that was provided to us by third parties. The guidance provided in this release does not constitute any form of guarantee or assurance that the matters indicated will be achieved. While we believe these estimates and the assumptions on which they are based are reasonable, they are inherently uncertain and are subject to, among other things, significant business, economic, operational and regulatory risks and uncertainties and are subject to material revision. Actual results may differ materially from estimates and guidance.

Forward-Looking Statements

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “guidance,” “projects,” “estimates,” “expects,” “continues,” “intends,” “plans,” “believes,” forecasts,” “future,” “potential,” and variations of such words or similar expressions in this press release to identify forward-looking statements. Because such statements include assumptions, risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: timing, costs and unknown risked related to the pending acquisition, the Company’s ability to realize expected benefits of the pending acquisition and the risk the acquisition in not consummated as expected;; potential adverse effects of the completed bankruptcy proceedings on our liquidity, results of operations, business prospects, ability to retain financing and other risks and uncertainties related to our emergence from bankruptcy; our ability to satisfy our short-term and long-term liquidity needs, including our ability to generate sufficient cash flows from operations or to obtain adequate financing to fund our capital expenditures and meet working capital needs; negative events or publicity adversely affecting our ability to maintain our relationships with our suppliers, service providers, customers, employees, and other third parties; the occurrence and effects of unusual weather or operating conditions, including force majeure events and hurricanes; new capital structure and the adoption of fresh start accounting, including the risk that assumptions and factors used in estimating enterprise value vary significantly from the current estimates in connection with the application of fresh start accounting; plans, objectives, expectations and intentions contained in this press release that are not historical; our ability to execute our business plan in the current commodity price environment; any decline in and volatility of commodity prices for oil, NGLs, and natural gas; our anticipated production and development results; our ability to develop, explore for, acquire and replace oil and natural gas reserves and sustain production; our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations; any impairments, write-downs or write-offs of our reserves or assets; the projected demand for and supply of oil, NGLs and natural gas; our ability to contract for drilling rigs, frac crews, supplies and services at reasonable costs; our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices; the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from that estimated in our proved oil and natural gas reserves; drilling and operating risks; concentration of assets; our ability to compete effectively against other oil and gas companies; leasehold terms expiring before production can be established and our ability to replace expired leases; costs or results of any strategic initiatives; environmental obligations, results of new drilling activities, locations and methods, costs and liabilities that are not covered by an effective indemnity or insurance; the timing of receipt of necessary regulatory permits; the effect of commodity and financial derivative arrangements and counterparty risk related to the ability of these parties to meet their future obligations; our ability to retain or attract senior management and key employees; compliance with and changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; physical, electronic and cybersecurity breaches; litigation that impacts us, our assets or our midstream service providers; uncertainties relating to general domestic and international economic and political conditions; and other risks set forth in our filings with the SEC. Additional information concerning these and other factors can be found in our press releases and public filings with the SEC, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q.

Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The statements in this release speak only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Contact

Steve Hartman

Chief Financial Officer

(713) 722-6529

invest@pennvirginia.com